Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Entravision Communications Corporation

Santa Monica, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-54438, 333-125279 and 333-258366) of Entravision Communications Corporation of our report dated March 16, 2022, relating to the consolidated financial statements and schedule, which appears in this Form 10-K.

/s/ BDO USA, LLP

Los Angeles, California

March 16, 2023